UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PILGRIM’S PRIDE CORPORATION

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[Pilgrim’s Pride Logo]

For Immediate Release

PILGRIM’S PRIDE BOARD ANNOUNCES PLAN TO CREATE

SINGLE CLASS OF STOCK TO ENHANCE STOCKHOLDER VALUE

Stockholders to Vote on Proposals to Combine Class A and Class B Common Stock

and to Issue New Shares in Connection with Acquisition of ConAgra’s Chicken Division

New Shares to be Traded Under New Ticker Symbol, “PPC”

Holders of a Controlling Majority of Pilgrim’s Pride Stock Will

Vote in Favor of Both Proposals

Pittsburg, TX, August 21, 2003 – Pilgrim’s Pride Corporation (NYSE: CHX, CHX.a), the second-largest poultry producer in the United States, today announced that a special committee comprised of its five independent directors has unanimously approved a proposal to combine the company’s Class A and Class B common stock into a single class of common stock that will be listed on the New York Stock Exchange under the symbol “PPC” post-combination.

Pilgrim’s Pride stockholders will be asked to vote on this plan, as well as the previously-announced proposal to issue new shares of Pilgrim’s Pride common stock to ConAgra Foods, Inc. in connection with Pilgrim’s Pride’s acquisition of ConAgra’s chicken division, at the company’s special stockholder meeting scheduled for September 26, 2003. Pilgrim’s Pride’s chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken Pilgrim, a director of the company, collectively own or control 63.7% of the Class A common stock and 62.2% of the Class B common stock and will vote in favor of both proposals, thus ensuring their approval.

Richard A. Cogdill, executive vice president and chief financial officer of Pilgrim’s Pride, said, “Our independent directors, after careful consideration and in consultation with outside financial and legal advisors, determined that the creation of a single class of common stock is in the best interests of our company and our stockholders. We expect to realize a number of tangible benefits through the simplification of our capital structure, including increased liquidity and trading volume, improved flexibility with respect to our future capital raising and stock issuance plans and broader investor and analyst focus.

“The elimination of our dual share structure, coupled with the substantial strategic advantages we expect to gain through our purchase of ConAgra’s highly complementary chicken business, underscores our commitment to enhance value for all of our stockholders as we continue to grow the company. Following the acquisition, which we expect to complete the first week in October, we will move quickly to integrate ConAgra’s specialty prepared chicken products, well-established distributor relationships, strong consumer brands and Southeastern processing facilities with our existing capabilities. As a result, we will be even better-positioned to provide our customers at every point on the distribution chain with the broadest range of quality value-added products and services available in the market today,” concluded Mr. Cogdill.

Following the stock combination, each share of existing Class A common stock, which currently carries voting rights of one vote per share, will be reclassified into one share of new common stock, and each share of Class B common stock, which currently carries voting rights of 20 votes per share, will be reclassified into one share of new common stock. Each share of new common stock will entitle its holder to cast 20 votes per share until a change in beneficial ownership of the share occurs, at which time the share will generally be entitled to only one vote. All shares of new common stock issued after the stock combination, including the shares to be issued to ConAgra in connection with the acquisition of the ConAgra chicken division, will also be entitled to only one vote per share.

To ensure that the reclassification does not increase the percentage of total voting power controlled by the Pilgrim family, members of the Pilgrim family have agreed to enter into a voting agreement prior to the reclassification. Under the terms of the agreement, any shares received by them in the reclassification that would provide for voting power in excess of the 62.225% of the total voting power currently held by them would be voted proportionately with the votes of the other Pilgrim’s Pride stockholders as long as the common stock is listed on the New York Stock Exchange.

Merrill Lynch & Co. advised the special committee of the board of directors of Pilgrim’s Pride in connection with the stock combination.

Pilgrim’s Pride will hold an analyst / investor call to discuss this announcement tomorrow at 9:00 am CDT (10:00 am EDT). A live Internet audio broadcast of the call may be accessed at http://www.firstcallevents.com/service/ajwz387842996gf12.html or at www.pilgrimspride.com by clicking on the indicated link on the home page. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 12:00 p.m. CDT on August 22 through August 29 at (800) 876-6305.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation is the second-largest poultry producer in the United States – the third-largest in chicken and fifth-largest in turkey – and the second largest chicken company in Mexico. Pilgrim’s Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and in Mexico.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nationwide in both countries. For more information, please visit www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Important Legal Information

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim’s Pride Corporation, at the SEC’s web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by Pilgrim’s Pride Corporation, may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim’s Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.

Contact:

Richard A. Cogdill

Chief Financial Officer

903/855-4208